1347 Property Insurance Holdings, Inc. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2016 THIRD QUARTER

 FINANCIAL RESULTS
Q3 2016 Gross Premiums Written of $14.0 million, up 18% Versus Prior Year

Conference Call Scheduled For November 15, 2016 at 10:00 a.m. ET

Third Quarter 2016 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Gross premiums written increased 18.3% to $14.0 million from $11.8 million.

●	Net premiums earned increased 11.5% to $7.1 million from $6.4 million.

●	Net loss was approximately $1.8 million, or $0.30 per diluted share, compared to net loss of $0.1 million, or $0.02 per diluted share, due to a significant rain and wind event in August 2016 in the State of Louisiana.

●	Book value per share of $7.57 at September 30, 2016 versus $7.85 at June 30, 2016 and $7.74 at December 31, 2015.

●	In-force policy count at September 30, 2016 increased to 31,900 up approximately 27% from 25,100 at September 30, 2015.

●	The Company bought back 78,637 shares in the third quarter at an average price of $6.38 and has remaining authorization to purchase an additional 122,244 shares as of September 30, 2016.

Tampa, FL – November 14, 2016 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its third quarter ended September 30, 2016.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “We continued to grow our policies in-force in both Louisiana and Texas demonstrating the strength of our brand and distribution strategy. Despite the occurrence of a CAT event which impacted earnings in the quarter, we are pleased with our business accomplishments and expect full year results to be more reflective of the value of our business. A slow-moving weather system delivered an immense amount of rain and wind over the course of several days in August, resulting in catastrophic flooding and wind damage in areas where many of our policyholders live. Many of our manufactured home policies carry flood coverage, and all of our policies carry wind coverage. We have worked expeditiously to process those claims. As of September 30, 2016, we had received more than 1,300 reported claims for this event and had closed more than 93% of them.” Mr. Raucy continued, “Excluding the impact of this catastrophe, our business would have been profitable during the quarter, reaffirming our confidence that our business plan is well-structured and will produce positive results over the long term. We maintained extensive focus on handling these catastrophe claims, yet we were also able to achieve growth of our policies in force during the quarter. We look forward to our continued managed growth as we wrap up the year and look ahead to 2017.”

Operating Review

	(Unaudited)			(Unaudited)
($ in thousands, except ratios and per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
Gross premiums written	$13,966	$11,803	18.3%	$39,484	$32,002	23.4%
Ceded premiums written	$5,973	$3,564	67.6%	$15,414	$9,854	56.4%
Gross premiums earned	$12,546	$9,800	28.0%	$35,822	$27,504	30.2%
Ceded premiums earned	$5,410	$3,399	59.2%	$12,953	$8,834	46.6%
Net premiums earned	$7,136	$6,401	11.5%	$22,869	$18,670	22.5%

Total revenues	$7,632	$6,689	14.1%	$24,124	$19,574	23.2%

Gross losses and loss adjustment expenses	$12,845	$3,702	247.0%	$28,325	$7,321	286.9%
Ceded losses and loss adjustment expenses	$6,402	$377	NMF(2)	$13,408	$350	NMF
Net losses and loss adjustment expenses	$6,443	$3,325	93.8%	$14,917	$6,971	114.0%

Amortization of deferred policy acquisition costs	$2,095	$1,676	25.0%	$6,148	$4,773	28.8%
General and administrative expenses	$1,658	$1,624	2.1%	$4,982	$5,414	(8.0)%
Loss and amortization charges related to MSA termination	$89	$85	4.7%	$263	$5,615	(95.3)%

Loss before tax benefit	$(2,653)	$(21)	NMF	$(2,186)	$(3,199)	(31.7)%
Net loss	$(1,806)	$(103)	NMF	$(1,581)	$(2,252)	29.8%
Weighted average diluted shares outstanding	6,023	6,261	(3.8)%	6,077	6,325	(3.9)%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	(7.9)%	30.8%	(38.7) pts	(1.3)%	30.8%	(32.1) pts
Gross loss ratio	102.4%	37.8%	64.6 pts	79.1%	26.6%	52.5 pts
DPAC ratio	16.7%	17.1%	(0.4) pts	17.2%	17.4%	(0.2) pts
G&A ratio	13.2%	16.6%	(3.4) pts	13.9%	19.7%	(5.8) pts
Combined Gross Ratio	124.4%	102.3%	22.1 pts	108.9%	94.5%	14.4 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	90.3%	51.9%	38.4 pts	65.2%	37.3%	27.9 pts
Net expense ratio	53.8%	52.9%	0.9 pts	49.8%	84.6%	(34.8) pts
Net combined ratio	144.1%	104.8%	39.3 pts	115.0%	121.9%	(6.9) pts

(1)	See “Definition of Non-U.S. GAAP Financial Measures” Section below
(2)	NMF = Not Meaningful

Quarterly Financial Review

Premiums

Gross premiums written increased 18.3% to $14.0 million for the quarter ended September 30, 2016 compared with $11.8 million for the quarter ended September 30, 2015. Gross premiums earned increased 28.0% to $12.5 million for the quarter ended September 30, 2016 compared with $9.8 million for the quarter ended September 30, 2015. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents. As of September 30, 2016, approximately 74% of the Company’s 31,900 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies from Louisiana Citizens Property Insurance Company.

Net premiums earned increased 11.5% to $7.1 million for the quarter ended September 30, 2016 compared with $6.4 million for the quarter ended September 30, 2015.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended September 30, 2016 was 102.4% compared to 37.8% for the quarter ended September 30, 2015. The net loss ratio for the quarter ended September 30, 2016 was 90.3% compared to 51.9% for the quarter ended September 30, 2015. The Company experienced significant claims activity resulting from storm-related wind and flooding damage in Louisiana during the quarter. As of September 30, 2016, the Company had received approximately 1,300 claims which resulted in the company meeting its $5 million reinsurance retention in the third quarter. Approximately 93% of the claims have been closed as of the end of the third quarter.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the third quarter of 2016 was $2.1 million, a $0.4 million increase over $1.7 million in the third quarter of 2015. As a percentage of gross premiums earned this expense improved modestly to 16.7% for the third quarter of 2016, compared to 17.1% for the third quarter of 2015.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2016 were $1.7 million, relatively unchanged versus $1.6 million in the third quarter of 2015. General and administrative expenses as a percentage of gross premiums earned declined to 13.2% for the third quarter of 2016 compared to 16.6% for the prior year period.

Net Income (Loss)

In the third quarter of 2016, the Company reported net loss of $1.8 million, compared to a net loss of $0.1 million in the prior year period. The Company reported net loss of $0.30 per diluted share during the third quarter of 2016, based on approximately 6.0 million weighted average shares outstanding, compared to a net loss of $0.02 per diluted share during the prior year period, based on approximately 6.3 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

As of September 30, 2016, the Company held cash, cash equivalents and investments with a carrying value of $70.4 million. As of September 30, 2016, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 95% of the investment portfolio.

Conference Call Details

Date:	Tuesday, November 15, 2016

Time:	10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(877) 407-0619

International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q3-2016. An audio recording of the call will be archived on the Company’s website.

Termination of Management Services Agreement

As previously communicated, on February 11, 2014, the Company entered into a Management Services Agreement (“MSA”) with 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of Kingsway Financial Services, Inc., under which Advisors provided certain services to the Company, including forecasting, analysis of capital structure and reinsurance programs, and consultation in corporate development initiatives. Under the MSA, the Company was required to pay Advisors a monthly fee equal to 1% of direct written premiums. On February 24, 2015 the Company entered into an agreement which terminated the MSA, resulting in a one-time pre-tax charge of $5.4 million for the quarter ended March 31, 2015. By terminating the MSA, the Company is no longer required to pay the monthly fee to Advisors.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income

 (in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue:
Net premiums earned	$7,136	$6,401	$22,869	$18,670
Net investment income	151	45	393	202
Other income	345	243	862	702
Total revenue	7,632	6,689	24,124	19,574

Expenses:
Net losses and loss adjustment expenses	6,443	3,325	14,917	6,971
Amortization of deferred policy acquisition costs	2,095	1,676	6,148	4,773
General and administrative expenses	1,658	1,624	4,982	5,414
Loss on termination of Management Services Agreement (MSA)	—	—	—	5,421
Accretion of discount on Series B Preferred Shares	89	85	263	194
Total expenses	10,285	6,710	26,310	22,773

Loss before income tax (benefit) expense	(2,653)	(21)	(2,186)	(3,199)
Income tax (benefit) expense	(847)	82	(605)	(947)
Net loss	$(1,806)	$(103)	$(1,581)	$(2,252)

Net income (loss) per share:
Basic	$(0.30)	$(0.02)	$(0.26)	$(0.36)
Diluted	$(0.30)	$(0.02)	$(0.26)	$(0.36)
Weighted average common shares outstanding:
Basic	6,022,983	6,261,378	6,076,838	6,324,638
Diluted	6,022,983	6,261,378	6,076,838	6,324,638

Consolidated Statements of Comprehensive Loss

Net loss	$(1,806)	$(103)	$(1,581)	$(2,252)
Unrealized (losses) gains on investments available for sale, net of income taxes	(11)	66	310	60
Comprehensive loss	$(1,817)	$(37)	$(1,271)	$(2,192)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2016 (unaudited)	December 31, 2015
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $27,756 and $20,332, respectively)	$28,081	$20,238
Equity investments, at fair value (cost of $1,000 and $0, respectively)	1,050	—
Short-term investments, at cost which approximates fair value	1,933	1,149
Limited liability investments, at cost which approximates fair value	387	248
Total investments	31,451	21,635
Cash and cash equivalents	38,926	47,957
Deferred policy acquisition costs, net	4,369	4,030
Premiums receivable, net of allowance for credit losses of $35 and $3, respectively	2,102	2,395
Ceded unearned premiums	4,451	2,805
Reinsurance recoverable on paid losses	2,620	—
Reinsurance recoverable on loss and loss adjustment expense reserves	5,366	120
Funds deposited with reinsured companies	—	725
Current income taxes recoverable	1,571	965
Net deferred income taxes	555	506
Property and equipment, net	266	234
Intangible assets, net of accumulated amortization of $5 and $3, respectively	4	6
Other assets	774	705
Total assets	$92,455	$82,083

LIABILITIES
Loss and loss adjustment expense reserves	$8,627	$2,123
Unearned premium reserves	26,344	23,442
Ceded reinsurance premiums payable	5,616	3,283
Agency commissions payable	542	403
Premiums collected in advance	1,689	870
Accrued expenses and other liabilities	1,778	1,863
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding for both periods	2,616	2,593
Total liabilities	$47,212	$34,577

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,108,125 and 6,358,125 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	$6	$6
Additional paid-in capital	46,801	48,688
Retained (loss) earnings	(976)	605
Accumulated other comprehensive income (loss)	248	(62)
	46,079	49,237
Less: treasury stock at cost; 127,756 and 223,851 shares as of September 30, 2016 and December 31, 2015, respectively	(836)	(1,731)
Total shareholders’ equity	45,243	47,506
Total liabilities and shareholders’ equity	$92,455	$82,083

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com